Exhibit 99.1



For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



                   CONGOLEUM CORPORATION REPORTS 2005 RESULTS


MERCERVILLE, NJ, March 14, 2006 - Congoleum Corporation (AMEX:CGM) reported its financial results for the year ended December 31, 2005. The 2005 results include $25.3 million in charges related to asbestos liabilities, of which $15.5 million were recorded in the second quarter of 2005 and $9.9 million were recorded in the fourth quarter of 2005. This compares to $5.0 million in charges to resolve asbestos liabilities in 2004.

Roger S. Marcus, Chairman of the Board, commented "It is unfortunate that the intense litigation surrounding our asbestos situation and reorganization process has greatly increased the time and cost needed to put these problems behind us. However, I am very encouraged by our latest plan, which we are currently preparing and will soon file with the Bankruptcy Court. We believe this plan will eliminate issues that were the basis of objections by opponents of prior plans. I'm optimistic that we will receive the requisite consents to confirm this plan in 2006, and that the charge in the fourth quarter, together with existing reserves, will be adequate to cover costs through the confirmation date."

Sales for the year ended December 31, 2005 were $237.6 million, an increase of 3.5% compared to the $229.5 million reported in 2004. The net loss for 2005 was $21.6 million after charges for asbestos liabilities, compared with net income of $2.9 million in 2004 after charges for asbestos liabilities. Without the charges for asbestos liabilities, net income before taxes would have been $1.2 million in 2005 and $5.4 million in 2004. The net loss per share in 2005 was $2.61, compared to net income per basic share of $0.36 in 2004.

Mr. Marcus commented "Without the asbestos related charges, our operations generated a pre-tax profit of $1.2 million last year, which I consider a major accomplishment in light of the extraordinary increases we experienced in the cost of raw materials and utilities. We aggressively pursued alternative raw material sources to help control costs and assure continuity of supply, and while this program was successful in accomplishing those objectives, the disruption of changing materials and formulas hurt our manufacturing efficiency until the trials were completed. While we instituted several selling price increases in response to soaring material prices, the time lag was such that we were unable to recover a significant portion of the additional costs we incurred. Despite these challenges, our operating results were positive. We grew our sales through both pricing and volume, including a strong performance in the manufactured housing market. Our manufacturing efficiency improved over 2004 despite the negative impact of qualifying new raw materials. Finally, we continued to implement further cost reductions in operating expenses."

Mr. Marcus continued "At this point, I am cautiously optimistic about our performance in 2006. We have just introduced an entirely new sheet flooring product called "K-Tech" which targets the kitchen remodeling market. While it is too early to judge the results, it has been well received and we are positioning it to maximize incremental sales opportunities. The demand outlook from the manufactured housing industry also appears very encouraging. Our manufacturing efficiency continues to improve, and we should not face the same need to qualify new materials in 2006. Hopefully the raw material situation has stabilized and our selling price increases will recoup a greater portion of our added costs this year. Based on all this, I'm hopeful that 2006 will be a better year than 2005. "

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case to obtain and exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xiii) increases in raw material prices or disruption in supply, (xiv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvi) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xvii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xviii) product warranty costs, (xix) changes in distributors of Congoleum's products, (xx) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxi) possible future sales by ABI could adversely affect the market for Congoleum's stock, and
(xxii) the loss of any key executive would likely harm Congoleum's business. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                      (Unaudited)
                                                     For the Three
                                                      Months Ended          For the Year Ended
                                                      December 31,             December 31,
                                                      ------------             ------------
                                                    2005        2004         2005         2004
                                                    ----        ----         ----         ----

Net Sales .....................................   $ 61,381    $ 55,671    $ 237,626    $ 229,493
Cost of Sales .................................     48,157      41,518      183,734      167,844
Selling, General and Administrative Expenses ..     10,542       9,964       43,503       47,925
Asbestos Related Reorganization Charge ........      9,871       5,000       25,326        5,000
                                                  --------    --------    ---------    ---------

Income (Loss) from Operations .................   $ (7,189)   $   (811)   $ (14,937)   $   8,724

Interest Income ...............................        165          88          438          114
Interest Expense ..............................     (2,623)     (2,470)     (10,411)      (9,446)
Other Income ..................................        122         134          760        1,011
                                                  --------    --------    ---------    ---------
Income (Loss) before Income Taxes .............   $ (9,525)   $ (3,059)   $ (24,150)   $     403
Income Tax Benefit ............................     (2,575)     (3,929)      (2,575)      (2,545)
                                                  --------    --------    ---------    ---------
Net Income (Loss) .............................   $ (6,950)   $    870    $ (21,575)   $   2,948
                                                  ========    ========    =========    =========

Net Income / (Loss) Per Share, Basic ..........   $   (.84)   $   0.11    $   (2.61)   $    0.36
                                                  ========    ========    =========    =========
Net Income / (Loss) Per Share, Diluted ........   $   (.84)   $   0.10    $   (2.61)   $    0.35
                                                  ========    ========    =========    =========

Weighted Average number of Common Shares
Outstanding - Basic ...........................      8,262       8,260        8,262        8,260
                                                  ========    ========    =========    =========
Weighted Average number of Common Shares
Outstanding - Diluted .........................      8,262       8,727        8,262        8,498
                                                  ========    ========    =========    =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ..........................   $    634    $  1,182    $   4,274    $   3,428
Depreciation and Amortization .................   $  2,631    $  2,883    $  11,002    $  11,428

                             CONDENSED BALANCE SHEET

                                 (In thousands)

                                                      December 31,  December 31,
                                                          2005          2004
                                                          ----          ----
ASSETS:
Cash and cash equivalents ...........................  $  24,511    $  29,710
Restricted cash .....................................     11,644       15,682
Accounts receivable, net ............................     17,092       17,621
Inventories .........................................     34,607       39,623
Other current assets ................................     36,874       15,802
                                                       ---------    ---------

Total current assets ................................  $ 124,728    $ 118,438

Property, plant & equipment (net) ...................     73,207       79,550
Other assets (net) ..................................      9,412       14,894
                                                       ---------    ---------
Total assets ........................................  $ 207,347    $ 212,882
                                                       =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued liabilities and deferred
   income taxes .....................................  $  63,317    $  59,440
Revolving credit loan - secured debt ................      9,404        9,500
Liabilities subject to compromise - current .........     23,990       14,225
                                                       ---------    ---------
Total current liabilities ...........................     96,711       83,165

Liabilities subject to compromise ...................    138,861      137,290
Long term debt ......................................         --           --
Other liabilities ...................................     16,735       13,416
                                                       ---------    ---------
Total liabilities ...................................  $ 252,307    $ 233,871

Stockholders' equity (deficit) ......................    (44,960)     (20,989)
                                                       ---------    ---------

Total liabilities and stockholders' equity ..........  $ 207,347    $ 212,882
                                                       =========    =========